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                                   EXHIBIT 11
                             TO REPORT ON FORM 10-Q
                     FOR THE PERIOD ENDED DECEMBER 29, 1995
                     FIRST OF MICHIGAN CAPITAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                  FOR THE THREE MONTHS ENDED
                                                                  --------------------------

                                                   DECEMBER 29, 1995                     DECEMBER 30, 1994
                                                   -----------------                     -----------------

                                             PRIMARY            FULLY DILUTED       PRIMARY       FULLY DILUTED

                                             --------          --------------      --------      --------------
Weighted average shares
outstanding:
    Common shares                          2,751,910             2,751,910        2,867,642        2,867,642
    Dilutive shares available
    under stock options                        2,926                 2,533           60,026           59,924


Weighted average common shares
    and common stock equivalents           ---------             ---------        ---------        ---------
    outstanding                            2,754,836             2,754,443        2,927,668        2,927,566
                                           =========             =========        =========        =========

Net earnings applicable to
    common shares                          $ 416,331             $ 416,331       $  366,673        $ 366,373
                                           =========             =========       ==========        =========

Earnings per share                             $ .15                 $ .15             $.13             $.13
                                           =========             =========       ==========        =========
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